Exhibit 99.1

Press Contact: Joanne Kaniewski One University Plaza, Suite 507 Hackensack, New Jersey 07601 jkaniewski@beckermanpr.com tel: 201.465.8019 fax: 201.649.1081

Car Charging Group, Inc. Awarded Electric Vehicle Contract to Install Chargers at OceanSide Pompano Beach

Miami Beach, FL – March 1, 2010 – Car Charging Group, Inc. - (OTCBB: CCGI), today announced it has signed an agreement with The Plaza at Oceanside  Pompano Beach to install and maintain electric vehicle chargers for its residents.

“We are thrilled to announce this contract with Car Charging Group,” said Ari Pearl, the developer of Oceanside.  “Teaming up with this innovative company illustrates how cutting-edge our property is. This is a great addition to the World Class amenities we offer to our residents.”

Car Charging Group, Inc. is in the business of owning, providing and servicing electric car charging stations in designated parking areas of public and private property, such as multi-family residential and commercial buildings, parking garages, municipalities, sporting venues and other convenient charging locations.  The company plans to complete installation of the charging station for Oceanside upon completion of the permitting process.  There will be approximately 300-350 parking spaces for residential use, and approximately 150-180 parking spaces available via valet parking in the future.

“The Plaza at Oceanside Pompano Beach is an established condominium community that will benefit greatly from our services. Residents who own electric vehicles will now be able to conveniently charge their vehicles in the comfort of their own homes. As part of our agreement, the condominium association will share in a percentage of the revenue derived from the charging stations, said Andy Kinard, President of Car Charging Group.”

Applications are currently being taken for the Nissan Leaf, Chevy Volt, the Fisker Karma, and the Tesla Roadster for delivery in 2010.  It is only a matter of time before drivers make the transition from gasoline-powered vehicles to electric vehicles, and we are prepared to help develop an EV charging infrastructure to aid the process.

About Car Charging Group, Inc.

Car Charging Group, Inc. is an owner and provider of electric car charging stations with the mission to build-out a nationwide infrastructure, enabling vehicle owners to charge their electric cars anytime, anywhere.  As part of its strategy, the Company owns, provides, installs and maintains electric vehicle car charging units and works with its landowner partners to identify appropriate locations for its charging stations.  The Company seeks to provide convenient, safe and affordable charging stations away from home in customer-friendly public locations, including municipalities, shopping malls and parking garages.

With an estimated 40 million plug-in electric vehicles on the road by 2030, the need to establish charging station networks throughout the transportation infrastructure is critical to providing easy access to energy everywhere drivers live and work.  By investing at the forefront of the electric car revolution, Car Charging Group seeks to become the leading provider of electric car charging stations.  The Company initially plans to launch its service in the South Florida market and expand nationally and internationally over time.

Car Charging Group, Inc. is based in Miami, Florida.  The Company’s website can be viewed at www.carcharging.com <http://www.carcharging.com/>.

About The Plaza at Oceanside

The 17-story luxury condominium includes 186 residences ranging in size from approximately 1,441 square feet to 4,500 square feet, with two- and three-bedroom sky residences, expansive lofts, and six spectacular penthouses.  The attention to detail is carried through each spacious apartment, elegantly appointed with top of the finishes and appliances from Viking and Poggenpohl.

The Plaza at Oceanside’s inspired amenities collection was designed by the award-winning Interiors by Steven G.  Indoor amenities include a club room and bar with adjoining outdoor terrace, virtual reality golf simulator room, theatre with reclining leather seating and state-of-the-art surround system, fitness center featuring cutting edge cardiovascular and strength training equipment from Star Trac, and a spa with sauna and massage treatment room.  There is also a billiards room with poker tables and bar, a cigar humidor room and adjacent wine storage and tasting room with extended marble table, media lounge, and a news café with multiple flat screens.

Outside, Oceanside is a private beach club-style paradise with the infinity edge resort pool surrounded by an ample deck for lounging and a bar and grill for al fresco dining.  There are two hard surface championship tennis courts with spectator’s pavilion, a rolling events lawn and a fireplace court.

Second home seekers from far and wide are flocking to Oceanside to take advantage of sweeping Atlantic Ocean and Intracoastal Waterway views, spacious and elegant homes, impeccable personalized service and a show-stopping array of lifestyle offerings on par with the finest private resorts in the world.

Forward-Looking Safe Harbor Statement:

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act. The Private Securities Litigation Reform Act of 1995 (PSLRA) implemented several significant substantive changes affecting certain cases brought under the federal securities laws, including changes related to pleading, discovery, liability, class representation and awards fees and of 1995. Those statements include statements regarding the intent, belief or current expectations of Car Charging Group, Inc., and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed.

Investor Relations
ZA Consulting, Inc.
305-521-0150